EXHIBIT 99.1

INFORMATION REGARDING THE PUBLIC OFFERING OF SHARES

     On Wednesday, August 7, 1996, the Company's registration of the offering of 3,200,000 shares of Class A Common Stock, consisting of 700,000 shares offered by the Company and 2,500,000 shares offered by Marvel, was declared effective by the Securities and Exchange Commission. The price of the offering was $15 per share.

     As a result of the offering, the Company will have approximately 27.7 million shares of Common Stock outstanding with Marvel owning approximately
7.4 million shares of Class B Common Stock, par value $.01 per share, of the Company and the public owning approximately 6.6 million shares of Class A Common Stock.

     Morgan Stanley & Co. Incorporated, CS First Boston Corporation, Smith Barney Inc. and Jefferies & Company, Inc. co-managed the underwriting group.

     The following table updates the approximate expenses indicated in Part II of the Company's Amendment No. 2 to Form S-3 Registration Statement under the Securities Act of 1933, dated August 7, 1996, expected to be incurred by the Company in connection with the public offering, other than underwriting discounts and commissions:

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
Securities and Exchange Commission ("SEC") filing fee..............................   $  60,227
National Association of Securities Dealers, Inc.
            ("NASD") filing fee....................................................      17,966
NYSE listing fee...................................................................       3,500
Transfer agent's and registrar's fee...............................................       3,500
Printing and engraving expenses....................................................     150,000
Legal fees and expenses............................................................     250,000
Accounting fees and expenses.......................................................     150,000
Blue Sky filing fees and expenses (including counsel fees).........................      20,000
Miscellaneous expenses.............................................................     244,807
                                                                                   -------------
                       Total.......................................................   $ 900,000
                                                                                   =============

     All amounts listed above, except for the SEC filing fee, NASD filing fee and NYSE listing fees, are estimates.


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